Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1, of our report dated March 27, 2024 (which includes explanatory paragraphs relating to the Company’s ability to continue as a going concern), relating to the consolidated financial statements of Imunon, Inc. as of December 31, 2023 and 2022 appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

WithumSmith+Brown, PC

September 20, 2024